Exhibit 99.4
October 4, 2011
The Board of Directors
Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, NJ 07417
Dear Members of the Board:
          We hereby consent to the inclusion of our opinion letter, dated July 20, 2011, to the Board of Directors of Medco Health Solutions, Inc. as Annex C to, and reference thereto under the heading “Opinions of Financial Advisors to Medco—Opinion of Lazard”, in the joint proxy statement/prospectus relating to the proposed transaction involving Medco Health Solutions, Inc. and Express Scripts, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Express Scripts, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ David Gluckman
David Gluckman, M.D.
Managing Director